Ciphergen Biosystems, Inc.
Sue Carruthers
Investor Relations
(510) 505 2297

Ciphergen Announces Pricing of $25 million of 4.50% Convertible Notes

Fremont, CA, August 19, 2003 – Ciphergen Biosystems, Inc. (Nasdaq: CIPH) announced today the pricing of its offering of $25 million of Convertible Notes due 2008 to be sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended.  The notes will bear interest at a rate of 4.50%.  The Company has also granted the initial purchaser of the notes a 13-day option to purchase up to an additional $5 million aggregate principal amount of the notes.  The sale of the notes is expected to close on August 22, 2003.

Under certain circumstances, the notes will be convertible into the Company’s common stock at a conversion rate of 108.8329 shares per $1,000 principal amount of the notes, subject to adjustment in certain circumstances.  The conversion rate is equal to an initial conversion price of approximately $9.19 per share.  The closing bid price for the Company’s common stock on August 18, 2003 was $8.06 per share.

The Company intends to use the net proceeds for general corporate purposes, including working capital, capital expenditures, research and development, and potential acquisitions.

This announcement is neither an offer to sell nor a solicitation to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

The securities are not registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.